EXHIBIT 8.1

[Winthrop & Weinstine, P.A. Letterhead]

December 19, 2017

Signature Bancshares, Inc.
9800 Bren Road East, Suite 200
Minnetonka, Minnesota 55343

Ladies and Gentlemen:

We have acted as counsel to Signature Bancshares, Inc., a Minnesota corporation (“Signature”), in connection with the proposed merger of Signature with and into Heartland Financial USA, Inc., a Delaware corporation (“Heartland”), pursuant to the Agreement and Plan of Merger dated as of November 13, 2017 (the “Merger Agreement”) by and between Signature and Heartland. Capitalized terms that are not defined in this opinion shall have the meanings that are given to them (or that are defined by reference) in the Merger Agreement.

In connection with the opinions set forth in this opinion, we have examined and relied on originals or copies, certified, or otherwise identified to our satisfaction, of (i) the Merger Agreement; (ii) the registration statement on Form S-4 (the “Form S-4”), which includes the Proxy Statement/Prospectus (the “Proxy Statement/Prospectus”), filed with the Securities and Exchange Commission (the “SEC”) on December 11, 2017; (iii) the respective representation certificates of Heartland and Signature, dated on or about the date of this opinion and delivered to us for purposes of this opinion; and (iv) such other documents that we have deemed necessary or appropriate for purposes of this opinion (all documents described in this sentence are collectively referred to as the “Documents”).

In addition to our review of the Documents and in connection with the Merger, we assume as accurate the following:

1.	The Merger will be consummated in accordance with the terms of the Merger Agreement and as described in the Form S-4;

2.
All Documents are true, complete, and correct in all respects and will remain true, complete, and correct at all times up to, and including, the Effective Time, and such Documents that are required to be authorized, executed, or delivered have been duly authorized, executed, and delivered;

3.
All of the information, facts, statements, representations, and covenants that are contained in the Documents (without regard to any qualification that is stated therein and without undertaking to verify such information, facts, statements, representations, or covenants by independent investigation) are true, complete, and correct and will remain true, complete, and correct at all times up to, and including, the Effective Time;

4.
The respective parties to the Documents and all parties referred to therein (including all successors-in-interest to such parties) will act in all respects and at all relevant times in conformity with the requirements and provisions of the Documents; and

5.	None of the terms and conditions that are contained in any of the Documents has been, or will be, breached, waived, or modified in any respect.

Our opinions are based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service, and other applicable authorities, all as in effect on the date of this opinion and all of which are subject to change or differing interpretations, possibly with retroactive effect. Legislation enacted, administrative actions taken, administrative interpretations or rulings, or judicial decisions promulgated or issued subsequent to the date of this opinion may result in tax consequences that are different from the tax consequences anticipated by our opinions. In addition, our opinions are not binding on the Internal Revenue Service or any court, and no assurance can be given that the Internal Revenue Service will not assert, or that a court will not sustain, a position contrary to our opinions.

Subject to the limitations that are described in this opinion and based on the assumptions that are described above, we are of the opinion that the Merger will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code. In addition, we confirm our opinion that is set forth in the section of the Form S-4 that is titled “The Merger - Material U.S. Federal Income Tax Consequences of the Merger.”

Our opinions are limited to the federal income tax matters that are described above and do not address any other federal income tax considerations or any state, local, foreign, or other tax considerations. Except as set forth above, we express no other opinions, and no opinions are intended to be implied, or may be inferred, beyond the opinions that are expressly stated in this opinion. This opinion is delivered, and the opinions expressly contained in this opinion are given, as of the date of this opinion, and we are under no obligation to supplement or to revise our opinions to reflect any changes (including changes that have retroactive effect), in applicable law or in any fact, information, document, corporate record, covenant, warranty, statement, representation, or assumption stated in this opinion that becomes untrue, incomplete, or incorrect or otherwise to inform you of any such changes. Any such change may affect the opinions that are stated in this opinion, and, as of the Effective Time, our opinions may change.

We consent to the discussion of this opinion letter in the Proxy Statement/Prospectus that is included in the Form S-4 in the section under each of the captions “Summary - United States Federal Income Tax Consequences,” “The Merger - Material U.S. Federal Income Tax Consequences of the Merger,” and “Certain Opinions” and to the filing of a copy of this opinion letter as Exhibit 8.1 to the Form S-4. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated by the SEC thereunder.

Very truly yours,
WINTHROP & WEINSTINE, P.A.
/s/ Paul W. Markwardt
A Shareholder